Exhibit 99.1

Republic Bancorp, Inc. Reports Second Quarter Net Income of $23.9 Million

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 22, 2022--Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Republic Bancorp, Inc. (“Republic” or the “Company”) reported second quarter 2022 net income of $23.9 million, equaling its net income for the second quarter of 2021 and resulting in Diluted Earnings per Class A Common Share (“Diluted EPS”) of $1.20. Year-to-date net income was $51.8 million, a $1.9 million, or 4%, increase from the same period in 2021, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) of 1.64% and 12.21% for the first six months of 2022.

Logan Pichel, President and CEO of Republic Bank & Trust Company, commented, “Our second quarter results benefitted from a one-time payment received as a result of concluding our legal issue with Green Dot. That payment helped offset the expected decline in PPP(3) fee income and reductions in mortgage banking and Warehouse Lending revenues resulting from significantly higher interest rates.”

The following chart presents the Company’s second quarter 2022 net income for each operating segment compared to the second quarter of 2021.

	NET INCOME
(dollars in thousands)	Three Months Ended Jun. 30,
Reportable Segment	2022	2021	$ Change	% Change

Traditional Banking - excluding PPP net income impact*	$6,657	$4,396	$2,261	51%
Traditional Banking - PPP net income impact*	125	3,437	(3,312)	(96)
Total Traditional Bank	6,782	7,833	(1,051)	(13)
Warehouse Lending	2,405	4,110	(1,705)	(41)
Mortgage Banking	(679)	1,065	(1,744)	(164)
Total Core Bank	8,508	13,008	(4,500)	(35)

Tax Refund Solutions - excluding TRS Transaction items*	2,919	7,928	(5,009)	(63)
Tax Refund Solutions - TRS Transaction items*	9,226	(752)	9,978	NM
Total Tax Refund Solutions*	12,145	7,176	4,969	69
Republic Credit Solutions	3,248	3,738	(490)	(13)
Total Republic Processing Group	15,393	10,914	4,479	41

Total Company	$23,901	$23,922	$(21)	—

*See Footnote 1 for a reconciliation of non-GAAP measures to their most comparable GAAP measures.

Pichel continued, “We are encouraged by the continued growth in the fundamentals of our Traditional Bank, as evidenced by:

  +51% growth in net income, excluding PPP(1)
  Year-to-date loan growth of $213 million, or 6%, excluding PPP, with notable growth from our Northern Kentucky/Cincinnati market, our Private, CRE, and Commercial Banking division, and our Corporate Banking division
  16-basis-point growth in net interest margin from the first to the second quarter of 2022
  Retention of deposit balances and account relationships
  Prudent expense control
  Pristine credit quality

“Given the strength of our current balance sheet, as well as the many opportunities we continue to see across our various business segments, we are pleased overall with how we are positioned for this operating environment and are optimistic for a strong second half of 2022, and beyond,” concluded Pichel.

The following table highlights Republic’s key metrics for the three and six months ended June 30, 2022 and 2021. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on July 22, 2022.

	Total Company Financial Performance Highlights
	Three Months Ended Jun. 30,				Six Months Ended Jun. 30,
(dollars in thousands, except per share data)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Income Before Income Tax Expense	$30,440	$30,561	$(121)	—%	$66,254	$64,305	$1,949	3%
Net Income	23,901	23,922	(21)	—	51,827	49,975	1,852	4
Diluted EPS	1.20	1.16	0.04	3	2.59	2.41	0.18	7
Return on Average Assets ("ROA")	1.53%	1.49%	NA	3	1.64%	1.57%	NA	4
Return on Average Equity ("ROE")	11.23	11.27	NA	—	12.21	11.86	NA	3

NA – Not applicable

Results of Operations for the Second Quarter of 2022 Compared to the Second Quarter of 2021

Core Bank(2)

Net income from Core Banking was $8.5 million for the second quarter of 2022 compared to $13.0 million for the second quarter of 2021. The decrease in net income at the Core Bank was primarily driven by a $4.4 million decrease in pre-tax PPP loan fees and interest, a $2.4 million decline in net interest income from the Warehouse Lending segment (“Warehouse”), and a $2.4 million decrease in Mortgage Banking income, with these decreases partially offset by an increase of $5.3 million in non-PPP-related Traditional Bank net interest income. The decreases in both Warehouse and Mortgage Banking income were driven by a reduction in industry-wide demand for home mortgage refinancing following a dramatic rise in long-term interest rates. The increase in non-PPP Traditional Bank net interest income was driven by strong Traditional Bank loan growth coupled with a recent rise in short-term interest rates.

Net Interest Income – Core Bank net interest income was $43.2 million for the second quarter of 2022, a $1.5 million, or 3%, decrease from the second quarter of 2021. This change was driven primarily by the following:

Traditional Bank, Excluding PPP

Excluding PPP fees and interest(3), from the second quarter of 2021 to the second quarter of 2022, the Traditional Bank’s net interest income increased $5.3 million, or 16%, and its net interest margin (“NIM”) expanded 25 basis points to 3.06%. This increase in net interest income and related expansion in NIM resulted primarily from the following:

  Increases in the Federal Funds Target Rate (“FFTR”) during 2022 have benefitted the Traditional Bank’s high level of interest-earning cash on its balance sheet, as well as its loan and investment portfolio yields, although to a lesser degree. As a result, the Traditional Bank’s yield on interest-earning assets, excluding PPP, increased 20 basis points from the second quarter of 2021 to the second quarter of 2022.
  Average non-PPP Traditional Bank loans grew from $3.3 billion during the second quarter of 2021 to $3.6 billion during the second quarter of 2022.

Traditional Bank, PPP

The Core Bank recognized $167,000 of fees and interest on its PPP portfolio during the second quarter of 2022 compared to $4.6 million of similar fees and interest during the second quarter of 2021. The $4.4 million decrease in PPP fees and interest primarily highlighted the short-term nature of the PPP, as approximately 97% of all fees and interest eligible to be recognized under the program by the Core Bank were recognized during 2020 and 2021. As of June 30, 2022, total PPP loans of $15 million remained on the Core Bank’s balance sheet out of the original $738 million originated during 2020 and 2021, with less than $350,000 of PPP fee income left to be recognized over the remaining lives of the loans.

Warehouse Lending

Net interest income within the Core Bank’s Warehouse segment decreased $2.4 million, or 39%, from the second quarter of 2021 to the second quarter of 2022. Overall, average outstanding Warehouse balances declined from $727 million during the second quarter of 2021 to $579 million for the second quarter of 2022, with the Warehouse net interest margin decreasing 79 basis points from 3.48% during the second quarter of 2021 to 2.69% during the second quarter of 2022. Committed Warehouse lines of credit remained at $1.4 billion from June 30, 2021 to June 30, 2022, while average usage rates for Warehouse lines were 41% and 51%, respectively, during the second quarters of 2022 and 2021.

In general, the decline in net interest income within Warehouse Lending was driven largely by a sharp rise in long-term interest rates during the first half of 2022, which led to a decrease in mortgage refinancing demand, a sharp drop in Warehouse line usage, and an overall decrease in outstanding Warehouse balances. In addition, Warehouse’s net interest margin was negatively impacted during the second quarter of 2022, as many adjustable rate Warehouse lines remained below their interest rate floors. These interest rate floors, which benefitted Warehouse’s net interest margin significantly during 2020 and 2021 when market rates declined to historical lows, negatively impacted its net interest margin during the first half of 2022, as its cost of funding rose while its loan yield remained relatively stable. The negative impact of these floors is expected to diminish in the near term as interest rates on many Warehouse lines are expected to begin exceeding their floors during the third quarter of 2022, assuming currently projected FFTR increases come to fruition.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Jun. 30,			Three Months Ended Jun. 30,
Reportable Segment	2022	2021	Change	2022	2021	Change

Traditional Banking - excluding PPP	$38,991	$33,696	$5,295	3.06%	2.81%	0.25%
Traditional Banking - PPP	167	4,582	(4,415)	NM	NM	NM
Warehouse Lending	3,886	6,324	(2,438)	2.69	3.48	(0.79)
Mortgage Banking*	153	140	13	NM	NM	NM
Total Core Bank	$43,197	$44,742	$(1,545)	3.02	3.03	(0.01)

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Jun. 30,				Jun. 30,
Reportable Segment	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change

Traditional Banking - excluding PPP	$3,603,093	$3,302,374	$300,719	9%	$3,658,933	$3,348,161	$310,772	9%
Traditional Banking - PPP	16,668	349,643	(332,975)	(95)	14,657	250,933	(236,276)	(94)
Warehouse Lending	578,676	727,091	(148,415)	(20)	596,678	840,155	(243,477)	(29)
Mortgage Banking*	10,189	28,740	(18,551)	(65)	8,491	32,401	(23,910)	(74)
Total Core Bank	$4,208,626	$4,407,848	$(199,222)	(5)	$4,278,759	$4,471,650	$(192,891)	(4)

*Includes loans held for sale NM – Not meaningful

Provision for Expected Credit Loss Expense – The Core Bank’s Provision(4) was a net credit of $88,000 for the second quarter of 2022 compared to a net credit of $142,000 for the second quarter of 2021. The net credit during the second quarter of 2022 was primarily driven by the following:

  The Core Bank recorded a credit to the Provision of $1.4 million during the second quarter of 2022 following the payoff or upgrade of loans previously downgraded during the height of the pandemic.
  The Core Bank recorded a credit to the Provision of $234,000 during the second quarter of 2022 resulting from formula reserves applied to a decrease in outstanding Warehouse balances from $690 million as of March 31, 2022 to $597 million as of June 30, 2022.
  Offsetting the above, the Core Bank recorded a net charge to the Provision of $1.5 million during the second quarter of 2022 resulting primarily from formula reserves applied to $106 million of growth in non-PPP Traditional Bank loans from March 31, 2022 to June 30, 2022.

The credit to the Core Bank Provision during the second quarter of 2021 generally reflected an improving economy following the lifting of many pandemic-related restrictions. As of June 30, 2022, while the Core Bank’s credit metrics remained solid, the Company’s Allowance(4) remained generally elevated compared to historical levels due to continued economic uncertainty resulting from inflation not seen in the United States since the early 1980s.

As a percentage of total loans, the Core Bank’s Allowance increased from 1.16% as of June 30, 2021 to 1.20% as of June 30, 2022. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Jun. 30, 2022			As of Jun. 30, 2021			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank, Less PPP	$3,658,933	$49,727	1.36%	$3,348,161	$49,362	1.47%	(0.11)%	(7)%
Plus: Paycheck Protection Program	14,657	—		250,933	—

Traditional Bank	$3,673,590	$49,727	1.35	3,599,094	49,362	1.37	(0.02)	(1)

Warehouse Lending	596,678	1,491	0.25	840,155	2,100	0.25	—	—

Total Core Bank	4,270,268	51,218	1.20	4,439,249	51,462	1.16	0.04	3

Tax Refund Solutions	149	—	—	23	—	—	—	—
Republic Credit Solutions	91,816	13,231	14.41	114,949	8,829	7.68	6.73	88
Total Republic Processing Group	91,965	13,231	14.39	114,972	8,829	7.68	6.71	87

Total Company	$4,362,233	$64,449	1.48	$4,554,221	$60,291	1.32	0.16	12

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Jun. 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2022	2022	2021	2020	2019

Nonperforming loans to total loans	0.38%	0.40%	0.47%	0.50%	0.54%

Nonperforming assets to total loans (including OREO)	0.42	0.44	0.51	0.56	0.54

Delinquent loans* to total loans	0.13	0.14	0.17	0.21	0.30

Net charge-offs to average loans	—	0.01	0.01	0.03	0.11
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due

Noninterest Income – Core Bank noninterest income was $9.5 million during the second quarter of 2022, a decrease of $2.7 million, or 22%, from the second quarter of 2021. The decrease in noninterest income was driven primarily by the following:

  A significant and rapid rise in long-term interest rates during 2022 led to a significant slowdown in the origination and subsequent sale of mortgage loans into the secondary market for the Core Bank. As of June 30, 2022, the 30-year mortgage rate was hovering near levels not generally seen since 2008. As a result, Mortgage Banking income decreased from $4.2 million during the second quarter of 2021 to $1.8 million for the second quarter of 2022.

  For the second quarter of 2022, the Core Bank sold $68 million in secondary market loans and achieved an average cash-gain-as-a-percent-of-loans-sold during the quarter of 2.85%. During the second quarter of 2021, however, with long-term mortgage interest rates substantially lower, secondary market loan sales were $176 million with comparable cash-gain-as-a-percent-of-loans-sold consistent at 2.85%.
  Additionally, the Core Bank’s Other Noninterest Income for the second quarter of 2021 included a $399,000 non-recurring gain recognized from the sale of a former banking center property in Hudson, Florida.

Noninterest Expense – Core Bank noninterest expense was $42.2 million for the second quarter of 2022 compared to $41.0 million for the second quarter of 2021, an increase of 3%. The increase in noninterest income was driven primarily by the following:

  Salaries and Benefits expense increased $817,000, or 3%, to $25.0 million for the second quarter of 2022, driven primarily by higher health-benefits costs and annual merit increases and partially offset by a 52-count reduction in full-time equivalent employees.
  Other noninterest expense increased $744,000, or 25%, to $3.7 million for the second quarter of 2022, driven primarily by an increase in the following:
    Meals, Entertainment, and Travel expenses increased $309,000, with in-person community outreach and business related travel increasing toward pre-pandemic levels during 2022.
    Provision for losses on off-balance sheet commitments increased $141,000, driven primarily by an increase in the Bank’s committed but unused lines of credit during the previous 12 months.

Republic Processing Group(5)

The Republic Processing Group (“RPG”) reported net income of $15.4 million for the second quarter of 2022 compared to $10.9 million for the same period in 2021. RPG adjusted net income(1) for the second quarter of 2022, which excludes a previously disclosed $13.0 million pre-tax legal settlement paid to Republic Bank & Trust Company (“RB&T”), as well as $699,000 in related expenses, was $6.2 million. Notable items impacting net income for each of the RPG reporting segments during the second quarters of 2022 and 2021 were as follows:

Tax Refund Solutions (“TRS”)

The TRS segment derives substantially all of its revenues during the first and second quarters of the year. TRS recorded net income of $12.1 million for the second quarter of 2022 compared to $7.2 million for the same period in 2021. The following primarily drove the increase in TRS’s net income for the quarter:

  TRS recorded $13.0 million of noninterest income during the second quarter of 2022, partially offset by $699,000 in related expenses, resulting from the previously disclosed legal-settlement payment to RB&T. This second quarter 2022 legal-settlement payment to RB&T was in addition to the related $5.0 million contract termination fee paid to RB&T during the first quarter of 2022. For more information on RB&T’s now-settled lawsuit, see the Company’s Form 8-K filed with the SEC on June 3, 2022.
  Partially offsetting the above, TRS recorded a $6.1 million negative swing in its Provision expense from the second quarter of 2021 to the second quarter of 2022. While the overall net total Provision is a positive benefit on a year-to-date basis, the later timing of payments received during 2021 versus 2022 resulted in a large credit to the Provision during the second quarter of 2021 versus a minimal additional expense to the Provision during the second quarter of 2022. Easy Advances (“EAs”) are originated only during the first two months of each year, with losses on those originations initially estimated during the same two-month origination period. All unpaid EAs are charged off by June 30th of each year, with first quarter loss estimates trued-up to actual charge-offs incurred through a second quarter Provision charge or credit. EAs collected during the second half of each year are recorded as recoveries of previously charged-off loans.

  During the second quarter of 2022, TRS trued-up its first quarter EA loss estimate with a charge to the Provision of $564,000, increasing its weighted average net EA loss rate from an estimated 2.67% as of March 31, 2022 to 2.85% as of June 30, 2022. During the second quarter of 2021, TRS trued-up its first quarter EA loss estimate with a credit to the Provision of $5.8 million, decreasing its estimated net EA loss rate from 6.41% as of March 31, 2021 to 4.10% as of June 30, 2021. The significant true-up credit to the Provision during the second quarter of 2021 resulted primarily from a higher volume of loan payments received by the Company during the second quarter, exceeding the conservative estimates originally made by the Company during the first quarter of 2021 when the tax season experienced a two-week delay to its start.

For the 2022 and 2021 tax seasons, the following table presents information regarding EA originations, actual charge-offs, first quarter Provision estimates, and second quarter Provision true-ups:

(dollars in thousands)		2022 Tax Season	2021 Tax Season	2022/2021 Change

EAs originated during the first two months of the year	(a)	$311,207	$250,045	$61,162

Actual EA losses incurred compared to loss estimates ($):
Actual losses recognized for the first six months ended June 30,	(b)	$8,879	$10,226	$(1,347)
First quarter Provision estimate made during three months ended March 31,	(c)	8,315	16,019	(7,704)
Second quarter Provision true-up for three months ended June 30,	(d)	$564	$(5,793)	$6,357

EA actual losses incurred compared to loss estimates (%):
Actual losses recognized for the first six months ended June 30,	(b)/(a)	2.85%	4.09%	(1.24)%
First quarter Provision estimate made during three months ended March 31,	(c)/(a)	2.67	6.41	(3.74)
Second quarter Provision true-up for three months ended June 30,	(d)/(a)	0.18%	(2.32)%	2.50%
  TRS’s Net Refund Transfer (“RT”) fees decreased $2.0 million, or 33%, from $5.9 million for the second quarter of 2021 to $4.0 million for the same period in 2022. The decrease was primarily driven by an 8% overall decrease in RT volume from the 2021 to the 2022 tax season, with 4% of that decrease driven by the loss of one of TRS’s tax providers following the announcement of the now-cancelled May 2021 Asset Purchase Agreement. Also impacting the decrease in net RT fees from the second quarter of 2021 to the second quarter of 2022 was the previously mentioned two-week delay in the 2021 tax season, which pushed a greater percentage of RT volume into the second quarter of 2021.

Republic Credit Solutions (“RCS”)

Net income at RCS decreased to $3.2 million for the second quarter of 2022 from $3.7 million for the second quarter of 2021. The decrease in RCS’s net income primarily resulted from higher Provisions on its line-of-credit products, as the net charge-offs and the required up-front loan loss reserves for the programs have increased as the combined total outstanding balances of the programs approach pre-pandemic levels.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 42 full-service banking centers throughout five states: twenty-eight banking centers in eight Kentucky communities – Covington, Crestview Hills, Florence, Georgetown, Lexington, Louisville, Shelbyville, and Shepherdsville; three banking centers in southern Indiana – Floyds Knobs, Jeffersonville, and New Albany; seven banking centers in six Florida communities (Tampa MSA) – Largo, New Port Richey, St. Petersburg, Seminole, Tampa, and Temple Terrace; two banking centers in two Tennessee communities (Nashville MSA) – Cool Springs and Green Hills; and two banking centers in two Ohio communities (Cincinnati MSA) – Norwood and West Chester. The Bank offers internet banking at www.republicbank.com. The Company has $6.1 billion in assets and is headquartered in Louisville, Kentucky. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, other future conditions, and the impact of the COVID pandemic. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2021. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)

The following table provides a reconciliation of financial measures in accordance with GAAP to the Company’s adjusted results, which are non-GAAP measures that exclude significant, unusual items. Management uses these non-GAAP measures to evaluate the on-going performance of the Company. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company.

	NON-GAAP RECONCILIATION BY SEGMENT
(dollars in thousands)	Three Months Ended Jun. 30,
Reportable Segment	2022	2021	$ Change	% Change

Income Before Income Tax Expense:

Traditional Banking - GAAP	$8,429	$9,388	$(959)	(10)%
Less: Net interest income from PPP fees and interest	167	4,582	(4,415)	(96)
Traditional Banking - Non-GAAP	$8,262	$4,806	$3,456	72

TRS - GAAP	$15,610	$9,502	$6,108	64%
Less: Noninterest income related to TRS Transaction*	13,000	—	13,000	NM
Add: Noninterest expense related to TRS Transaction*	699	1,000	(301)	NM
TRS - Non-GAAP	$3,309	$10,502	$(7,193)	(68)

RPG - GAAP	$19,784	$14,470	$5,314	37%
Less: Noninterest income related to TRS Transaction*	13,000	—	13,000	NM
Add: Noninterest expense related to TRS Transaction*	699	1,000	(301)	NM
RPG - Non-GAAP	$7,483	$15,470	$(7,987)	(52)

Net Income:

Traditional Banking - GAAP	$6,782	$7,833	$(1,051)	(13)%
Less: Impact of net interest income from PPP fees and interest	125	3,437	(3,312)	(96)
Traditional Banking - Non-GAAP	$6,657	$4,396	$2,261	51

TRS - GAAP	$12,145	$7,176	$4,969	69%
Less: Noninterest income related to TRS Transaction* (tax effected)	9,750	—	9,750	NM
Add: Noninterest expense related to TRS Transaction* (tax effected)	524	752	(228)	NM
TRS - Non-GAAP	$2,919	$7,928	$(5,009)	(63)

RPG - GAAP	$15,393	$10,914	$4,479	41%
Less: Noninterest income related to TRS Transaction* (tax effected)	9,750	—	9,750	NM
Add: Noninterest expense related to TRS Transaction* (tax effected)	524	752	(228)	NM
RPG - Non-GAAP	$6,167	$11,666	$(5,499)	(47)

*The TRS Transaction relates to the now-cancelled May 13, 2021 Asset Purchase Agreement for the sale of substantially all of TRS assets and operations. During the second quarter of 2022, RB&T received a pre-tax $13 million legal settlement payment and incurred $699,000 of related expenses in relation to the TRS Transaction. During the second quarter of 2021, RB&T incurred $1.0 million of expenses related to the TRS Transaction.

NM – Not meaningful

(2)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking, Warehouse Lending, and Mortgage Banking segments.

(3)	PPP – The U.S. Small Business Administration’s Paycheck Protection Program

The Company earns lender fees and 1.0% coupon interest on its PPP portfolio. Due to the short-term nature of the PPP, management believes Traditional Bank net interest income excluding PPP fees and interest is a more appropriate measure to analyze the Traditional Bank’s net interest income and net interest margin. The following table reconciles Traditional Bank net interest income and net interest margin to Traditional Bank net interest income and net interest margin excluding PPP fees and interest, a non-GAAP measure.

	Net Interest Income				Interest-Earning Assets				Net Interest Margin
	Three Months Ended Jun. 30,				Three Months Ended Jun. 30,				Three Months Ended Jun. 30,
(dollars in thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change	2022	2021	% Change

Traditional Banking - GAAP	$39,158	$38,278	$880	2%	$5,121,492	$5,149,602	$(28,110)	(1)%	3.06%	2.97%	0.09%
Less: Impact of PPP fees and interest	167	4,582	(4,415)	(96)	16,668	349,643	(332,975)	(95)	—	0.16	(0.16)
Traditional Banking ex PPP fees and interest - non-GAAP	$38,991	$33,696	$5,295	16	$5,104,824	$4,799,959	$304,865	6	3.06	2.81	0.25

(4)	Provision – Provision for Expected Credit Loss Expense
Allowance – Allowance for Credit Losses on Loans

(5)	Republic Processing Group operations consist of the Tax Refund Solutions and Republic Credit Solutions segments.

NM – Not meaningful

NA – Not applicable

Contacts

Republic Bancorp, Inc.
Kevin Sipes
Executive Vice President & Chief Financial Officer
(502) 560-8628